EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewart Information Services Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-240279) on Form S-3 and (Nos. 333-196389 and 333-239919) on Form S-8 of Stewart Information Services Corporation of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I and II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Stewart Information Services Corporation. Our report dated February 26, 2021 on the consolidated financial statements refers to a change in accounting for leases.

/s/ KPMG LLP
Houston, Texas
February 26, 2021